Exhibit 10.1

2015 Summary of Executive Cash Compensation
 and Award Targets Under the Annual Incentive Plan

The following table sets forth the current base salaries provided for the Company’s CEO, CFO and three most highly compensated executive officers.  Salary increases are determined annually in March and effective April 1, 2015:

Executive Officers	Current Salary

Francis Malecha	$762,200
Matthew Foulston	$450,000
Steven Berger	$374,544
Keith Espelien	$318,240
Robert Miller	$315,000

Executive officers are also eligible to receive a bonus each year under the Company’s Management Annual Incentive Plan.  The target percentages (based on percentage of salary) under this plan for the Company’s CEO, CFO and three most highly compensated executive officers are as shown in the following table.

Executive Officers	Target Percentage

Francis Malecha	105%
Matthew Foulston	65%
Steven Berger	50%
Keith Espelien	60%
Robert Miller	60%